Exhibit 99.1

Twist Bioscience Announces Preliminary First Quarter Fiscal 2026 Revenue

SOUTH SAN FRANCISCO, Calif. -- January 12, 2026 – Twist Bioscience Corporation (NASDAQ: TWST), a mid-cap growth and value biotech company, today announced preliminary, unaudited revenue for the first quarter of fiscal 2026 ended December 31, 2025.

Fiscal 2026 First Quarter Preliminary, Unaudited Revenue

Total revenue for the first quarter of fiscal 2026 grew 17% to approximately $103.7 million (+/- $0.2 million) compared to the same period of fiscal 2025.

•DNA Synthesis and Protein Solutions revenue grew 27% to approximately $51.1 million (+/- $0.1 million) for the first quarter of fiscal 2026.
•NGS Applications revenue grew to approximately $52.6 million (+/- $0.1 million) for the first quarter of fiscal 2026, ahead of guidance expectations.

“We are starting the fiscal year strong with more than $103 million in revenue, growth of 17%, coming in ahead of our guidance of $100 to $101 million,” said Emily M. Leproust, CEO and co-founder of Twist Bioscience. “We’re encouraged by our overall revenue growth as well as the momentum from DNA Synthesis and Protein Solutions and NGS Applications. Excluding one large NGS Applications customer who is transitioning their assay from research to commercial, NGS Applications revenue grew 18% compared to same period of the year prior. We see continued momentum and reacceleration of the NGS segment as expected moving into our fiscal second quarter.”

Dr. Leproust will present today at the J.P. Morgan 2026 Healthcare Conference at 2:15 p.m. Pacific Time. The presentation will be webcast live and can be accessed by visiting the “Investor Calendar” page of the investor relations section of the company's website here.

Twist will issue its financial results for the first quarter of fiscal 2026 before the opening of the market on February 2, 2026, and will hold a conference call and live audio webcast for analysts and investors at 8:00 a.m. Eastern Time. The conference call will be webcast live through the Investor Relations section under the “Company” tab at www.twistbioscience.com. Those parties interested in participating via telephone must register on the Company’s Investor Relations website or by clicking here. Upon registration, all telephone participants will receive the dial-in number along with a unique PIN number that can be used to access the call. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. The webcast replay will be available for two weeks.

About Twist Bioscience

At Twist Bioscience, we work in service of customers who are changing the world for the better. In fields such as medicine, agriculture, industrial chemicals and defense, by using our synthetic DNA tools, our customers are developing ways to better lives and improve the sustainability of the planet. The faster our customers succeed, the better for all of us, and Twist Bioscience is uniquely positioned to help accelerate their efforts.

Our innovative silicon-based DNA Synthesis Platform provides precision at a scale that is otherwise unavailable to our customers. Our platform technologies overcome inefficiencies and enable cost-effective, rapid, precise, high-throughput synthesis, sequencing and therapeutics discovery, providing both the quality and quantity of the tools they need to most rapidly realize the opportunity ahead. For more information about our products and services, please visit www.twistbioscience.com.

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Preliminary and Unaudited Nature of Reported Results

Twist Bioscience’s revenue expectations for the fiscal quarter ended December 31, 2025 are preliminary, unaudited and are subject to change based on the completion of ongoing internal control, review and audit procedures. As a result, these amounts may differ materially from the amounts that will be reflected in Twist Bioscience’s unaudited condensed financial statements for the fiscal quarter ended December 31, 2025. Accordingly, you should not place undue reliance on this preliminary estimate.

Twist Bioscience Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements, including statements relating to expectations for future performance and certain preliminary, unaudited results for the fiscal quarter ended December 31, 2025, including estimated revenue for DNA Synthesis and Protein Solutions and NGS Applications. There can be no assurance that the company’s actual financial results for the fiscal quarter ended December 31, 2025 will not differ from these estimates, including as a result of completion of the company’s closing procedures and final adjustments, and other developments that may arise between the date of this press release and the time the company’s financial results for such period are finalized, and any such changes could be material. All statements other than statements of historical facts contained herein are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties, and other important factors that may cause Twist’s actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the ability to attract new customers and retain and grow sales from existing customers; the ability of Twist to achieve sufficient revenue to achieve or maintain positive cash flow from operations or profitability in any given period; risks and uncertainties of rapidly changing technologies and extensive competition in synthetic biology that could make the products Twist is developing obsolete or non-competitive; the ability to integrate and leverage artificial intelligence and machine learning technologies to improve operational efficiency, product development, and customer solutions; the ability to expand DNA synthesis manufacturing capacity; dependence on one supplier for a critical component; dependence on key personnel; additional regulations that could increase Twist’s costs and delay commercialization efforts; changes in U.S. trade policies and other trade actions that could result in increased costs and supply chain disruptions; the ability to maintain and enforce intellectual property protection; uncertainty as to economic and market conditions and the impact of adverse economic conditions; and the ability to obtain financing when necessary. For a description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Twist’s business in general, see Twist’s risk factors set forth in Twist’s Annual Report on Form 10-K for the year ended September 30, 2025 filed with the Securities and Exchange Commission (SEC) on November 17, 2025 and subsequent filings with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Twist specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:

For Investors:
Angela Bitting
SVP, Corporate Affairs
925-202-6211
abitting@twistbioscience.com

For Media:
Amanda Houlihan
Communications Manager
774-265-5334
ahoulihan@twistbioscience.com